Exhibit 5.1

JOHN M. GESCHKE (650) 843-5757 jgeschke@cooley.com	VIA EDGAR

DayStar Technologies, Inc.

2972 Stender Way

Santa Clara, CA 95054

July 8, 2008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DayStar Technologies, Inc., a Delaware corporation (the “Company”) of a Post-Effective Amendment on Form S-3 to a Registration Statement on Form SB-2, No. 333-147751, originally filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on November 30, 2007 (the “Registration Statement”), covering the offer for resale, on a delayed or continuous basis, of 5,550,203 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) issued to the selling stockholders named therein. The Shares consist of (i) 3,032,134 shares of the Company’s common stock, par value $0.01 per share, that were issued on February 16, 2007, pursuant to conversion of a convertible note issued by the Company, as amended (the “Convertible Note”), (ii) 18,069 shares of the Company’s common stock, par value $0.01 per share, that were issued as payment of interest on the Convertible Note and (iii) 2,500,000 shares of the Company’s common stock, par value $0.01 per share, that were issued pursuant to a Securities Purchase Agreement, dated January 19, 2007.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, currently in effect, certificates of officers of the Company as to matters of fact material to the opinion set forth below, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

July 8, 2008

Page Two

Sincerely,

Cooley Godward Kronish LLP

By:	/S/ JOHN M. GESCHKE
John M. Geschke

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM